Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of January 1, 2025 (the “Effective Date”), by and between Kiniksa Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Eben Tessari (the “Employee”).

WHEREAS, the operations of the Company and its Affiliates (as defined below) are a complex matter requiring direction and leadership in a variety of arenas;

WHEREAS, the Employee possesses certain experience and expertise that qualify the Employee to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, the Company wishes to employ the Employee on the terms and conditions set forth in this Agreement, and the Employee wishes to be employed under such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Company and the Employee hereby agree:

1.Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)“Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b)“Cause” shall mean:

(i)The Employee’s gross negligence or willful misconduct in performance of the Employee’s duties to the Company, where such gross negligence or willful misconduct has resulted in or reasonably could result in material damage to the Company or any of its Affiliates or successors; or

(ii)The Employee’s commission of any act of fraud, embezzlement or professional dishonesty with respect to the business of the Company or any of its Affiliates; or

(iii)The Employee’s commission of a felony or crime involving moral turpitude; or

(iv)The Employee’s material breach of any provision of this Agreement or any other written agreement between Employee and the Company; or

(v)The Employee’s failure to comply with lawful directives of the Company, which has caused or which reasonably could cause damage to the Company or any of its Affiliates or successors.

(c) “Change in Control” shall mean:

(i)a sale of all or substantially all of the Parent’s assets; or

(ii)any merger, consolidation or other business combination transaction of the Parent with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) a majority of the total voting power represented by the shares of voting capital shares of the Parent (or the surviving entity) outstanding immediately after such transaction; or

(iii)a change in the composition of the Parent Board such that the individuals who, as of the Effective Date, constitute the Parent Board (such Parent Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Parent Board; provided, however, that, for purposes of this Agreement, any individual who becomes a member of the Parent Board subsequent to the Effective Date, whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; or

(iv)the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Parent.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur:

(A) on account of the acquisition of shares of voting capital shares by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Parent’s shares of voting capital shares in a transaction or series of related transactions that are primarily a private financing transaction for the Parent, or

(B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding voting capital shares as a result of a repurchase or other acquisition of voting capital shares by the Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition voting capital shares by the Parent, and after such share acquisition, the Subject Person becomes the owner of any additional voting capital shares that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting capital shares owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)“Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(f)“Good Reason” shall mean:

(i)a material reduction in the Employee’s Base Salary and/or Target Bonus (collectively, “Cash Compensation”) without the Employee’s prior written consent unless such reduction (a) is in connection with reductions impacting the Cash Compensation of a majority of the Company’s office-based (i.e., non-field) employees and (b) is similar in magnitude to the reductions of the Cash Compensation of other office-based employees at a job level similar to the Employee’s job level.

(ii)the relocation of the Employee’s primary office to a location more than fifty (50) miles from the Employee’s primary office as of the date of this Agreement.

(g)“Parent” shall mean the Company’s parent entity, Kiniksa Pharmaceuticals International, plc, a public limited company organized under the laws of England and Wales.

(h)“Parent Board” shall mean the board of directors of the Parent.

(i)“Person” shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

2.Acceptance and Term.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Employee hereby accepts, employment and/or continuing employment on an at-will basis.  Subject to earlier termination as hereinafter provided, the Employee’s employment shall continue until terminated pursuant to Section 5 hereof (the “Term”).

3.Position, Duties and Responsibilities.

(a)During the Term, the Employee shall initially serve the Company as its Executive Vice President, Chief Operating Officer, and shall initially report to the Chairman and CEO.  During the Term, the Employee shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of the Employee’s position.

(b)During the Term, the Employee shall devote the Employee’s full business time and the Employee’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of the Employee’s duties and responsibilities hereunder.  During the Term, the Employee shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position unless the Employee first has obtained consent from the Chief Executive Officer of the Company.

(c)Immediately upon termination of the Employee’s employment with the Company for any reason, the Employee will be deemed to resign any and all positions held by the Employee, whether as an officer or director of the Company, the Parent or any Affiliate of the Company, or as a member of any committees thereof.

4.Compensation and Benefits.  As compensation for all services performed by the Employee during the Term and subject to the Employee’s performance of the Employee’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Employee with the following compensation and benefits:

(a)Base Salary.  The Company shall pay the Employee an annual base salary of $588,282.24, payable in accordance with the Company’s standard payroll practices and procedures and subject to change from time-to-time in the Company’s sole discretion (such base salary, as from time-to-time changed, the “Base Salary”).

(b)Discretionary Bonus Compensation.  During the Term, the Employee shall be eligible to receive an annual cash bonus (“Discretionary Annual Bonus”) with an initial target level of 50% of the Employee’s Base Salary (the “Target Bonus”). The applicable performance goals shall be determined by the Company as soon as practicable at the beginning of each calendar year.  The actual Discretionary Annual Bonus for each calendar year, if any, shall be determined in the sole and absolute discretion of the Company and shall be paid to the Employee no later than March 15th of the calendar year immediately following the calendar year in which it was earned.  For the avoidance of doubt, the Company reserves the right to not pay any Discretionary Annual Bonuses even if all performance goals are achieved or exceeded.

(c)Vacation.  During the Term, the Employee shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Employee, subject to the reasonable business needs of the Company.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time-to-time.

(d)Other Benefits.  During the Term, the Employee shall be entitled to participate, to the extent eligible, in any and all Employee Benefit Plans from time-to-time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Employee under this Agreement (e.g., a severance pay plan).  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or discontinue its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Employee.

(e)Business Expenses.  The Company shall pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of the Employee’s duties and responsibilities hereunder, subject to reasonable substantiation and documentation and the Company’s standard expense reimbursement policies and procedures.

5.Termination of Employment and Severance Benefits.  The Employee’s employment with the Company shall terminate under the following circumstances:

(a)Death.  In the event of the Employee’s death, the Employee’s employment hereunder shall immediately and automatically terminate.

(b)Disability.

(i)The Company may terminate the Employee’s employment hereunder, upon notice to the Employee, in the event that the Employee becomes disabled during the Employee’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Employee’s duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) consecutive days.

(ii)The Parent Board may designate another employee to act in the Employee’s place during any period of the Employee’s disability.  Notwithstanding any such designation, the Employee shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Employee becomes eligible for disability income benefits under any disability income plan or until the termination of the Employee’s employment, whichever shall first occur.

(iii)While receiving disability income payments under any disability income plan, the Employee shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of the Employee’s employment.

(c)By the Company for Cause.  The Company may terminate the Employee’s employment hereunder for Cause at any time upon written notice to the Employee setting forth in reasonable detail the nature of such Cause.

(d)By the Company Other than for Cause.  The Company may terminate the Employee’s employment hereunder other than for Cause at any time upon written notice to the Employee.

(e)By the Employee without Good Reason.  The Employee may terminate the Employee’s employment hereunder without Good Reason at any time upon forty-five (45) days’ notice to the Company.  In the event of termination of the Employee pursuant to this Section 5(e), the Company may elect to waive the period of notice, or any portion thereof.

(f)By the Employee with Good Reason. The Employee may terminate the Employee’s employment hereunder with Good Reason, provided that the Employee has: (a) provided the Company, within thirty (30) days of the Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within fifteen (15) days after the receipt of such notice; (c) the Company shall have failed to so cure within such period and the Employee provides a notice of termination within fifteen (15) days after the expiration of the cure period.

6.Severance Payments and Other Matters Related to Separation from Service.

(a)Final Compensation.  Following the termination of the Employee’s employment for any reason, the Company shall pay to the Employee:  (i) any Base Salary earned but not paid during the final payroll period of the Employee’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any unpaid Discretionary Annual Bonus due to the Employee for the calendar year prior to the year in which the termination occurs, and (iv) any business expenses incurred by the Employee but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  Any Base Salary and any earned, unused vacation time shall be paid to the Employee at the time required by law, but not later than the Company’s next regular pay date following the date of termination.  Any reimbursable business expenses shall be paid within sixty (60) days following the date that the Employee submits such expenses to the Company.  Other than as expressly provided in Section 6(b), the Company shall have no further obligation to the Employee hereunder.

(b)Severance.  In the event the Employee’s employment terminates pursuant to Section 5(a), 5(b), 5(d) or 5(f) of this Agreement, in addition to the Company’s payment of the Final Compensation, (i) the vesting of all unvested equity awards of Parent or its Affiliates that vest solely based on the passage of time then held by the Employee (including, without limitation, restricted stock, restricted stock units, stock options or other equity-based awards, whether granted to or held by the Employee either before or after the date of this Agreement) shall accelerate by twelve (12) months (for the avoidance of doubt, any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable award agreement rather than this clause (i)); (ii) the Company shall pay the Employee (A) a lump sum equal to the Base Salary divided by twelve (12), then multiplied by the number of months of the Severance Period (as defined below) (such payment, the “Severance Payment”) and (B) the Post-Termination Bonus (as defined below); and (iii) if the Employee timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and otherwise remains eligible for coverage, then the Company shall directly pay, or reimburse the Employee for, one hundred percent (100%) of the COBRA premiums for the Employee and the Employee’s covered dependents under such plans for the Severance Period. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to the Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee and the Employee’s covered dependents’ group health coverage in effect on the date of termination (which amount shall be based on the premium for the first month of COBRA coverage).

(c)Subject to Sections 6(d) and 7(a) of this Agreement, (x) the Severance Payment shall be paid by the sixtieth (60th) day following the date of termination; provided that, if the sixtieth (60th) day following the date of termination is a date in the next following calendar year, the Severance Payment shall be paid on the business day coincident with or next following such sixtieth (60th) day and (y) the Post-Termination Bonus shall be paid at or around the time that annual bonuses are paid to other similarly situated employees of the Company, but in no event later than March 15 of the year following the year in which the Separation from Service (as defined below) occurs; provided that if the termination occurs upon or during the twelve (12) month period following a Change in Control, (i) the Post-Termination Bonus shall be paid by the sixtieth (60th) day following the date of termination; provided that, if the sixtieth (60th) day following the date of termination is a date in the next following calendar year, the Post-Termination Bonus shall be paid on the business day coincident with or next following such sixtieth (60th) day and (ii) notwithstanding the provisions of the Parent’s 2018 Incentive Award Plan, the Parent’s 2015 Equity Incentive Plan or any other equity plan, the Employee shall be immediately 100%

fully vested in all unvested equity awards of Parent or its Affiliates that vest solely based on the passage of time (including, without limitation, restricted stock, restricted stock units, stock options or other equity-based awards, whether granted to or held by the Employee either before or after the date of this Agreement, and for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement rather than this clause (ii)). The “Severance Period” shall be nine (9) months; provided, that if the Employee’s Separation from Service occurs upon or during the twelve (12) months following a Change in Control, then the Severance Period shall be twelve (12) months.

(d)Post-Termination Bonus.  For the purposes of this Agreement, the “Post-Termination Bonus” shall be a pro-rata share of the Target Bonus for the calendar year in which the termination occurs; provided that if the termination occurs upon or during the twelve (12) month period following a Change in Control, the Post-Termination Bonus shall be equal to the Target Bonus for the calendar year in which such termination occurs.

(e)Release of Claims.  The Employee’s right to receive the payments and benefits set forth in Section 6(b) is conditioned on the Employee’s signing and returning to the Company (and not revoking) a general release of claims in the form provided by the Company at the time the Employee’s employment is terminated (the “Employee Release”).  The Employee must sign and return (and not revoke) the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be later than the sixtieth (60th) calendar day following the termination date.  The Employee Release shall take effect on the expiration of any revocation period specified therein.

(f)Effect of Termination.  Payment by the Company of Final Compensation and the payments and benefits set forth in Section 6(b) shall constitute the sole obligations of the Company in connection with the termination of the Employee’s employment hereunder.  Except for any right of the Employee to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee’s employment without regard to any of the payments set forth in Section 6(b).

(g)Survival.  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Employee under Section 8 hereof.  The obligation of the Company to make, and the right of the Employee to retain, any payments or benefits set forth in Section 6(b) is expressly conditioned upon the Employee’s continued full performance of obligations under Section 8 and the Restrictive Covenants Agreement (as defined below).

7.Timing of Payments and Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment, the Employee is a Specified Employee (as defined below), such amounts that may be subject to the Specified Employee rules set forth at (a)(2)(B)(i) of Section 409A of the Code (“Section 409A”) and payable under Section 6 on account of such Separation from Service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period.

(b)For purposes of this Agreement, “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)The Employee’s right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.

(f)The Company shall interpret this Agreement in a manner intended to comply with Section 409A.  The parties agree that if in good faith they determine that this Agreement is not in compliance with Section 409A, they will cooperate in good faith to modify its terms to comply with Section 409A while endeavoring to maintain the intended benefits hereunder.

8.Confidentiality; Cooperation

(a)Confidentiality and Other Covenants. Employee previously executed and delivered to the Company an Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement dated September 16, 2015 (the “Restrictive Covenants Agreement”). Employee acknowledges and agrees that Employee continues to be bound by the terms of the Restrictive Covenants Agreement, and nothing in this Agreement affects or modifies the terms of the Restrictive Covenants Agreement.

(b)Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed the Employee; provided that, the Employee will not have an obligation under this paragraph with respect to any claim that the Employee has filed directly against the Company or related persons or entities. The Employee’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, provided the Employee will not have any obligation under this paragraph with respect to any claim that the Employee has filed directly against the Company or related persons or entities. The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 8(b).

9.Section 280G; Limitations on Payment

(a)If any payment or benefit the Employee shall or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee.  If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of Section 9(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Unless the Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.

(d)If the Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9(a), the Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.Indemnification.  The Parent shall indemnify the Employee to the extent provided in its then current organizational documents. The Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of the Employee’s employment with the Company.

11.Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.Assignment.

(a)Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Employee in the event that (i) the Employee is transferred to a position with any of the Affiliates or (ii) the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

(b)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

13.Severability.  If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

14.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Employee at the Employee’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Compensation Committee of the Parent Board with a copy to the attention of the General Counsel or Chief Legal Officer, as applicable, or to such other address as either party may specify by notice to the other actually received. Any notice so addressed shall be deemed to be given or received (a) if delivered by hand, on the date of such delivery, (b) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (c) if mailed by registered or certified mail, on the third business day after the date of such mailing.

16.Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the Company and the Employee regarding the terms and conditions of the Employee’s employment with the Company.  Aside from the Restrictive Covenants Agreement, which shall remain in full force and effect, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Company and the Employee relating to the subject matter of this Agreement, including without limitation any offer letter given to the Employee, and the Employment Agreement between the Employee and the Company dated January 3, 2022.  For clarity, the definition of “Cause” in Section 4(e) of the Restrictive Covenants Agreement shall only be applicable to that section, whereas the definition of Cause in Section 1(b) of this Agreement shall be applicable throughout this Agreement. Notwithstanding the foregoing, the Company and the Employee acknowledge that options and other equity awards may be granted to the Employee under and pursuant to the Parent’s 2018 Incentive Award Plan or any additional equity plans of the Parent or its Affiliates, and the award agreements related to such plans (collectively, the “Awards”); and to the extent that the terms of this Agreement (including without limitation, Section 6(b)) accelerate the vesting of any such Awards, then the terms of this Agreement are intended to be in addition to the vesting provisions of such Awards and are not intended to diminish any vesting rights contained in such Awards.

17.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and by an expressly authorized representative of the Company.

18.Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.Governing Law.  This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.  The Company and the Employee agree that any dispute concerning this Agreement shall be heard exclusively by a court of competent jurisdiction within the Commonwealth of Massachusetts.  By signing below, the Employee acknowledges that the Employee is subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities.  The Employee and Company further agree that any such dispute shall be tried by a judge alone, and they hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Employee, as of the Effective Date.

EMPLOYEE		KINIKSA PHARMACEUTICALS CORP.

/s/ Eben Tessari		By	/s/ Sanj K. Patel
Name:	Eben Tessari	Name:	Sanj K. Patel
		Title:	Chief Executive Officer

Date:	2/24/2025	Date:	2/24/2025